UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2016

Viking Investments Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-29219	98-0199508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1330 Avenue of the Americas, Suite 23 A, New York, NY	10019
(Address of principal executive offices)	(zip code)

(212) 653-0946
(Registrant's telephone number, including area code)

____________________________________________
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION.

The disclosure in Item 8.01 below is incorporated by reference herein.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

The disclosure in Item 8.01 below is incorporated by reference herein.

ITEM 8.01 OTHER EVENTS.

On February 23, 2016, Viking Investments Group, Inc. ("Viking") closed on the acquisition of working interests (Net Revenue Interests from 80 to 87%) in four leases with access to the mineral rights (oil and gas) concerning approximately 281 acres of property in Miami and Franklin Counties in Eastern Kansas. Viking's working interests in the leases range from 24.97% to 64%, and its share of existing production is anticipated to be approximately 30 barrels of oil per day. This project produces oil from the Cherokee formation at a depth of approximately 600 feet. These leases offer the potential for several future drilling locations. The purchase includes an undivided interest in all oil and gas wells, equipment, fixtures and other personal property located upon the leased properties and used in connection with oil and gas operations upon the leases attributable to the working interests purchased by Viking.

The effective date of the acquisitions is February 1, 2016, so Viking is entitled to net revenues from its share of production as of such date. American Petroleum Institute gravity of the oil produced from these leases ranges from 24 to 28 (and is sold as 40 gravity equivalent without price reduction).

As consideration for this transaction, Viking made a cash payment of $1,305,000 at closing to the vendors and issued a promissory note in the amount of $45,000. The note bears interest at a rate of 0% per annum and is due at the end of February. Viking also issued the vendors 4,500,000 shares of common stock of Viking.

Immediately prior to the above-noted acquisition, Viking purchased a 100% working interest (Net Revenue Interest of 83%) in: (i) three leases with access to the mineral rights (oil and gas) concerning approximately 270 acres of property in Miami and Franklin Counties in Eastern Kansas; and (ii) 31 leases with access to the mineral rights (oil and gas) concerning approximately 5,500 acres of property in Cass and Bates Counties in Missouri. The purchase includes an undivided interest in all oil and gas wells, equipment, fixtures and other personal property located upon the leased properties and used in connection with oil and gas operations upon the leases attributable to the working interests purchased by Viking. As consideration for this transaction, Viking issued the vendors 5,150,000 shares of common stock of Viking. These leases are within a prolific oil and gas region and offer the potential for hundreds of future drilling locations.

To facilitate these acquisitions, Viking borrowed $1,450,000 from private lenders pursuant to a 15% Senior Secured Convertible Promissory Note (the "Note"), arranged through a licensed broker/dealer, with the primary terms of the loan being as follows: (i) Term – 6 months; (ii) Rate – 15% per annum; (iii) Security – 1st ranking charge against company assets pursuant to a Security and Pledge Agreement (the "Security Agreement"); (iv) Conversion – the lenders have a right to convert all or part of the note into common stock of Viking at a price of $0.15 per share, subject to certain ownership restrictions; and (v) Warrants – the lenders were given an option to purchase, within the next 5 years, 3,750,000 shares of common stock of Viking at an exercise price of $0.20 per share pursuant to a Common Stock Purchase Warrant (the "Warrant"). Viking's CEO and director, James Doris, also personally guaranteed repayment of the loan and granted the lenders a security interest in his assets.

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Each of the above-described transactions was in the ordinary course of Viking's business. The foregoing descriptions of the terms of the Note, Security Agreement and Warrant are qualified in their entirety by the full text of such agreements, the form of which Note, Security Agreement and Warrant are filed as Exhibits 99.1, 99.2, and 99.3, respectively, to, and incorporated by reference in, this report.

The shares issued in consideration of the above-described acquisitions were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as there was no general solicitation, and the transactions did not involve a public offering.

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, made in this Current Report on Form 8-K are forward-looking and subject to change. Examples of forward-looking statements include statements related to anticipated oil production and the number of potential drilling locations resulting from the acquisitions. These forward-looking statements are subject to business and economic risk, reflect management's current expectations, and involve subjects that are inherently uncertain and difficult to predict. Our actual results could differ materially from expected results expressed in forward-looking statements. We will not necessarily update information if any forward-looking statement later turns out to be inaccurate.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The exhibit listed in the following Exhibit Index is filed as part of this report:

Exhibit No.	Description
99.1	Form of Note
99.2	Form of Security Agreement
99.3	Form of Warrant

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viking Investments Group, Inc.

Dated: February 29, 2016	By:	/s/ James Doris
James Doris
CEO & Director

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